EXHIBIT 10.21

March 10, 2010

GeoMet, Inc.

909 Fannin

Suite 1850

Houston, TX 77002

Attention: J. Darby Sere

CONFIDENTIAL

Subject: $20,000,000 Backstop Commitment to Purchase Convertible Preferred Stock (“Series A Preferred Stock”)

Gentlemen:

We are pleased to inform you that NGP Capital Resources Company (“NGPC”) has approved a backstop commitment (the “Backstop Commitment”) to purchase up to $20,000,000 of Preferred Stock of GeoMet, Inc., a Delaware corporation (“GeoMet” or the “Issuer”) in the event that GeoMet’s proposed rights offering of Preferred Stock to its current stockholders (the “Rights Offering”) is not fully subscribed by such stockholders. The Backstop Commitment is more specifically described in the Summary of Terms and Conditions dated as of March 10, 2010 attached hereto and incorporated herein by this reference (the “Term Sheet”). The Backstop Commitment is subject to the terms and conditions specified in this letter, the Term Sheet and the Confidential Payment Letter referred to below, and is subject to the execution of the final documentation.

Prior to NGPC becoming obligated to purchase any shares of Preferred Stock pursuant to the Backstop Commitment in the event the Rights Offering is not fully subscribed by GeoMet’s existing stockholders, the Issuer shall execute, or cause to be executed, and shall deliver to NGPC, a backstop agreement (the “Backstop Agreement”) and all agreements and other documents and instruments deemed appropriate by NGPC to evidence the Backstop Commitment and all terms and conditions described in this commitment letter. All such agreements, instruments, and other documents shall be in form and substance satisfactory to NGPC.

In addition to the conditions to the Backstop Commitment or closing set forth in the Term Sheet, the Confidential Payment Letter between the Issuer and NGPC dated March 10, 2010 (the “Confidential Payment Letter”) and final documentation, the Backstop Commitment is subject to (i) the satisfactory completion of NGPC’s due diligence with respect to the oil and gas assets owned, leased and/or to be acquired by GeoMet (collectively, the “Assets”), including but not limited to a satisfactory review of title documentation pertaining to the Assets and the underlying data supporting those reports and documents, as well as a satisfactory business and legal review of the other assets and liabilities, businesses and operations, proposed organization and legal structure, and tax, labor, environmental, financial, ERISA, litigation, significant contracts, including, but not limited to, marketing contracts, contract operating agreements, oil and gas leases, transportation arrangements and other matters relating thereto, (ii) no change, occurrence or development shall have occurred or become known to us since the date hereof that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, assets or prospects of the Issuer or the Assets; (iii) the absence of any material adverse conditions in the financial, banking, loan syndication or capital markets, (iv) execution and delivery of an extension of the Issuer’s senior debt facility on terms that are acceptable to NGPC; and (v) the payment in full of all payments, expenses and other amounts payable to us under this commitment letter and the Confidential Payment Letter.

Whether or not the transactions contemplated hereby are consummated, the Issuer hereby agrees to indemnify and hold harmless NGPC and its affiliates and their respective directors, officers, employees, agents and attorneys (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and expenses, including, without limitation, any loss, claim, damage or liability alleged by the Issuer or any of its owners or affiliates, that arise out of, result from or in any way relate to this commitment letter, the Confidential Payment Letter, or the provision of the Backstop Agreement, and to reimburse each indemnified person, upon its demand for all reasonable legal or other expenses (including but not limited to the reasonable fees and expenses of outside counsel) incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of any indemnified person, other than any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross negligence or willful misconduct of such person. NGPC shall not be responsible or liable to the Issuer or any other person for any consequential, indirect, special or punitive damages which may be alleged. The obligations contained in this paragraph will survive the closing of the Backstop Agreement or the expiration of this commitment letter.

Whether or not any of the Backstop Agreement or any similar agreement with the Issuer is executed, the Issuer shall pay and reimburse NGPC, immediately upon demand, for all reasonable costs and out-of-pocket expenses (including but not limited to the reasonable fees and expenses of outside counsel) expended or incurred by NGPC in connection with the negotiation, preparation, administration (including waivers and amendments), and enforcement of this commitment letter, the Confidential Payment Letter, the Backstop Agreement and the purchase documents contemplated hereby. At NGPC’s option, the Issuer shall pay such fees directly to the attorneys or other professionals as directed by NGPC, and shall report such payment(s) to the payees as required by section 6045 of the Internal Revenue Code of 1986, as amended.

Your acknowledgment and acceptance of this commitment letter and the Confidential Payment Letter will constitute acceptance of the terms and conditions set forth herein and therein. The terms of the Confidential Payment Letter are an integral part of our Backstop Commitment hereunder, and constitute part of this commitment letter for all purposes. Each of the amounts described in the Confidential Payment Letter shall be non-refundable when paid, shall be due and payable in U.S. dollars in Houston, Texas and, in the case of the amounts payable at Closing, at our discretion, shall be deducted from the purchase price payable by NGPC for shares of Preferred Stock. Unless you accept this commitment letter or it is otherwise terminated by NGPC prior to NGPC’s receipt of your acceptance, this commitment letter will expire on March 31, 2010, at 5:00 p.m. CDT. If you accept this commitment letter, it will remain effective until the closing of the transactions contemplated hereby, whereupon it will expire, but in no event will this commitment letter be effective later than May 12, 2010; unless NGPC agrees otherwise, NGPC shall have no further obligation under this commitment letter after that date.

You represent and warrant that (i) all information that has been or will hereafter be made available to us by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, and (ii) all financial projections, if any, that have been or will be prepared by you and made available to us have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement such information and projections from time to time so that the representations and warranties contained in this paragraph remain correct.

In issuing this commitment letter, we are relying on the accuracy of the information furnished to us by you or your affiliates or otherwise on your or their behalf, without independent verification thereof.

The Backstop Commitment is personal to the Issuer, and may not be transferred or assigned without the prior written consent of NGPC. No third party beneficiaries are intended in connection with this commitment letter. You may not disclose or exhibit any portion of this commitment letter to any person or entity (other than the Issuer’s counsel, employees, agents, and representatives) without prior written consent of NGPC; no such consent shall create any third-party beneficiary as to the Backstop Commitment.

The Backstop Commitment may be satisfied by the execution and delivery of the Backstop Agreement by NGPC or, in the alternative, by one of its affiliates, as NGPC may determine in its discretion. If such other affiliate or subsidiary elects to assume the obligations of NGPC hereunder, it shall, upon execution and delivery of such final loan documentation, be deemed to replace NGPC for purposes of this commitment letter (and NGPC shall be released thereby) and shall be entitled to all rights and privileges accorded NGPC herein and therein.

This commitment letter is not meant to be, nor shall it be, construed as an attempt to define all of the terms and conditions of the Backstop Agreement described herein. Rather, it is intended only to outline certain basic points of understanding around which the legal documentation is to be structured. Further negotiations will not be precluded by the issuance of this commitment letter and its acceptance by the Issuer.

You hereby irrevocably (i) submit to the nonexclusive jurisdiction of any Texas state or federal court sitting in Harris County, Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this commitment letter, (ii) agree that all claims in respect of such action or proceeding may be heard and determined in such Texas state court or in such federal court, (iii) waive, to the fullest extent you may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, (iv) irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to you at your address specified above or in any other manner permitted by law and (v) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

This commitment letter may not be amended or modified except in writing signed by both parties hereto. You may not assign or delegate any of your rights or obligations hereunder without our written consent.

This commitment letter shall be governed by, and construed in accordance with, the laws of the State of New York. Except as otherwise specifically set forth herein, this commitment letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supercedes all prior communications, written or oral between you and us. This commitment letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same commitment letter. Delivery of an executed counterpart of a signature page to this commitment letter by telecopier shall be as effective as delivery of a manually executed counterpart of this commitment letter. Your obligations under the paragraphs relating to payments, indemnification, costs and expenses, confidentiality and jurisdiction shall survive the expiration or termination of this commitment letter.

You and we irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this commitment letter or the transactions contemplated hereby or the actions of any of us in the negotiation, administration, performance or enforcement hereof.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE TERM SHEET) AND THE CONFIDENTIAL PAYMENT LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this commitment letter and the Confidential Payment Letter and returning them to Hans Hubbard, NGP Capital Resources Company, 1221 McKinney, Suite 2975, Houston, Texas 77010 (telecopier: (713-752-0063) at or before 5:00 p.m. CDT on March 31, 2010, the time at which the Backstop Commitment (if not so accepted prior thereto) will expire. If you elect to deliver this commitment letter by telecopier, please arrange for the executed original to follow by next-day courier.

Sincerely,

NGP CAPITAL RESOURCES COMPANY

By:	/s/ R. Kelly Plato
Name:	R. Kelly Plato
Title:	Senior Vice President

Accepted and agreed this 29th day of March 2010. ISSUER: GeoMet, Inc.

By:	/s/ J. Darby Seré
Name:	J. Darby Seré
Title:	Chief Executive Officer

Convertible Redeemable Preferred Stock Summary of Indicative Terms

THESE PROPOSED TERMS AND CONDITIONS ARE PROVIDED FOR DISCUSSION PURPOSES ONLY AND DO NOT CONSTITUTE AN OFFER, AGREEMENT, COMMITMENT TO PURCHASE, OR COMMITMENT TO SEEK INVESTMENT APPROVAL. THE ACTUAL TERMS AND CONDITIONS UPON WHICH NGP CAPITAL RESOURCES COMPANY OR ITS AFFILIATE MIGHT OFFER FINANCING TO THE ISSUER ARE SUBJECT TO SATISFACTORY COMPLETION OF DUE DILIGENCE, MANAGEMENT APPROVAL, SATISFACTORY REVIEW OF DOCUMENTATION AND SUCH OTHER TERMS AND CONDITIONS AS ARE DETERMINED BY NGP CAPITAL RESOURCES COMPANY.

Issuer:	GeoMet, Inc., a Delaware Corporation (the “Issuer” or the “Company”).

Investors:	NGP Capital Resources Company (“NGPC”), and other institutional and/or private Investors (together with NGPC, the “Investors” and individually an “Investor”).

Type of Security:	Shares of Convertible Redeemable Preferred Stock (“Preferred Shares”). Amount of shares issued will be based on Offering Price and subject to anti-dilution and other customary protections.

Amount and Purpose:	$40,000,000 (“Funding Amount”) to be used to repay a portion of the Company’s senior secured credit facility.

NGPC Backstop Commitment:	NGPC agrees to provide a backstop commitment (“Commitment”) under which NGPC agrees to purchase up to $20,000,000 of Preferred Shares, subject to the rate of subscription of the rights offering for which this Commitment is being executed (the “Rights Offering”).

Offering Price:	The offering price will be $10 per Preferred Share (“Offering Price”). Neither the Investors nor their affiliates have engaged and the Investors agree not to engage in any short sales of the Issuer’s common stock (“Common Stock”) on or after November 17, 2009, until such time as the Preferred Shares are converted into Common Stock or are redeemed as provided below.

Conversion Price:	The Conversion Price will be $1.30 per share. The initial Conversion Price will be subject to adjustment as provided below.

Conversion:

The Preferred Shares shall be convertible at any time after the closing date of the Rights Offering (the “Closing Date”), in whole or in part, at the option of the Investors. The Preferred Shares shall convert into Common Stock, at the Conversion Price, based upon 100% of the Accrued Value (the Funding Amount, plus PIK Preferred Shares at the Offering Price, plus accrued but unpaid Dividends). The Conversion Price and resulting number of common shares issued upon conversion of Preferred Shares shall be adjusted to reflect stock splits and similar events and will be entitled to full anti-dilution adjustments for any dividends paid on common stock in cash or in common stock, the issuance of additional equity securities at a price less than the Conversion Price (including rights and options but excluding any shares, rights or options issued pursuant to the Company’s 2006 Long Term Incentive Plan or any similar long term incentive plan subsequently approved by the Company’s stockholders) on a “weighted average basis”, and the occurrence of material corporate transactions at a per share valuation less than the Conversion Price.

Optional Early Conversion:	The Issuer shall have the right, at any time after five years from the Closing Date but no sooner than 90 days after a previous Forced Conversion Notice to convert into Common Stock at the Conversion Price the number of Preferred Shares to be converted as specified in the Forced Conversion Notice and subject to the limitations as set forth herein; provided that in order for the Issuer to exercise such option on the Forced Conversion Notice Date, (i) the VWAP of the Common Stock must be greater than 225% of the Conversion Price, for 20 out of the trailing 30 trading days ending on the last trading day prior to a Forced Conversion Notice (the “Reference Period”). The maximum number of shares of Common Stock to be issued to the holders of the Preferred Shares subject to Optional Early Conversion in connection with any Forced Conversion Notice Date will be equal to, either (i) in the case that the VWAP of the Common Stock is greater than 225% but less than 250% of the Conversion Price during the Reference Period, the greater of 1.5 million shares of Common Stock, as adjusted for any Common Stock splits, Common Stock dividends on Common Stock or a similar event subsequent to the Closing Date, or 10 times the average daily trading volume (“ADTV”) of the Common Stock during the Reference Period, or (ii) in the case that the VWAP of the Common Shares is greater than or equal to 250% of the Conversion Price during the Reference Period, the greater of 3.0 million shares of Common Stock, as adjusted for any Common Stock splits, Common Stock dividends on Common Stock or similar event subsequent to the Closing Date, or 10 times the ADTV of the Common Stock during the Reference Period.

Forced Conversion Notice Date:	To convert the Preferred Shares into shares of Common Stock pursuant to the Optional Early Conversion, the Issuer shall give written notice (a “Forced Conversion Notice”, and the date of such notice, a “Forced Conversion Notice Date”) to each holder of Preferred Shares stating that the Issuer elects to force conversion of such Preferred Shares pursuant to the Optional Early Conversion and shall state therein (i) the number of Preferred Shares to be converted, (ii) the VWAP of the Common Stock during the Reference Period, and (iii) the Issuer’s computation of the number of shares of Common Stock to be received by the holder upon the Conversion Date.

Dividends:	Dividends will be paid quarterly on the Preferred Shares (and any PIK Preferred Shares, hereinafter defined), which in the Company’s sole discretion and in any combination hereof, may be paid either in the form of cash, in which case the applicable annual rate will be equal to 9.6%, or, until the fifth anniversary of the Closing Date, in additional Preferred Shares (“PIK Preferred Shares”) in which case the applicable annual rate will be equal to 12.5%. All dividends will be cumulative and all unpaid dividends will compound on a quarterly basis at the 12.5% rate.

Redemption:	If not converted, the Preferred Shares (including any PIK Preferred Shares) will be redeemable upon a Liquidation Event. In the absence of a Liquidation Event, if not converted, the Preferred Shares

(including any PIK Preferred Shares) will be redeemable, at the option of the Investors, in whole or in part, on or after eight (8) years from the Closing Date, upon 30 days prior written notice to the Company by any holder of the Preferred Shares electing to redeem.

Redemption Price:	Upon any redemption of Preferred Shares by the Company, as of the effective date of the redemption, the Company will pay to each holder of Preferred Shares, including holders of PIK Preferred Shares, the Offering Price per Preferred Share held plus any accrued but unpaid dividends.

Backstop Agreement:	Investors will be entitled to customary investor rights including, but not limited to, piggyback rights, tag along rights among the Investors party to the backstop agreement, anti-dilution provisions and covenants pursuant to a satisfactory backstop agreement (“Backstop Agreement”).

Preemptive Rights:	NGPC will have the right to participate (“Right of Participation”) in all future public and private debt securities (excluding bank debt) or preferred equity securities issued by the Company after the Closing Date in an amount not to exceed $15 million.

Liquidation Preference:	Upon the occurrence of any of the events that customarily would entitle the holders of preferred stock to a liquidation preference (each such event, a “Liquidation Event”), then holders of Preferred Shares will be entitled to receive, prior and in preference to any payment, or segregation for payment, of any consideration to any holder of any equity security of the Company, an amount equal to the greater of (i) the Funding Amount, plus the PIK Preferred Shares at the Offering Price, plus any accrued but unpaid Dividends and (ii) a per share amount equal to any liquidation distribution payable with respect to shares of common stock. The Preferred Shares will also rank senior to all other preferred stock and other equity securities with respect to liquidation preference and payment of dividends. Furthermore, the holders of the Preferred Shares will vote as a class to approve the sale or the merger of the Company or the sale of substantially all of the Company’s assets and the approval of such transaction will require the consent of at least 66 2/3% of the holders.

Board Rights:	NGPC shall be entitled to appoint one member to Issuer’s Board of Directors for so long as NGPC holds Preferred Shares with an aggregate Offering Price of that is greater than 30% of the aggregate Offering Price of the Preferred Shares originally purchased, which shall be comprised of not more than nine members. For so long as NGPC is entitled to appoint such director, approval by a seventy percent (70%) supermajority of the Board shall be required for adoption and approval of Issuer’s annual operating budget, including the annual capital expenditure and general and administrative budgets.

Special Voting Rights Upon Default:

If NGPC has declared an event of default under the Backstop Agreement or any other material default under the terms of the governing documents for the Preferred Shares occurs, the Issuer’s Board of Directors will be expanded such that NGPC and any other party to the Backstop Agreement would be entitled to appoint such number of additional directors as necessary to constitute a majority of the Board of Directors. This result may also be accomplished by the Issuer securing the resignations of a sufficient number of existing directors. Once the default(s) are cured or waived (in the case of default under the Backstop Agreement), the board representation will be reduced to pre-default levels. In the event the default continues for more than 12 months without being cured and the parties to the Backstop Agreement have not agreed, in their sole discretion, to a waiver of such default, the parties to the Backstop Agreement will have the right, acting independently, to require the Company to purchase all their outstanding Preferred Shares at the Offering Price. Furthermore, if for any reason, the Issuer is not able to effectuate the expansion of the board and appointment of directors contemplated, then the holders of the Preferred Shares who are parties to the Backstop Agreement shall have the right to require that the Issuer immediately redeem such Preferred Shares at the Redemption Price specified above.

Covenants:	The Backstop Agreement shall contain covenants including a debt incurrence test for the one year period subsequent to Closing Date, maximum leverage (Debt/EBITDA) to be less restrictive than such test included in the extended senior debt facility, restricted payments test, an outstanding preferred plus debt to EBITDA test, a maximum G&A covenant and a covenant requiring the Company to reduce its outstanding indebtedness by $5 million per year while the Preferred is outstanding unless waived by the parties to the Backstop Agreement. There shall be no default if the specific action which caused the default was unanimously approved by the Company’s Board of Directors.

The Backstop Agreement will also require the approval of the parties to the Backstop Agreement, for so long as any one of them holds Preferred Shares with an aggregate Offering Price that is greater than 30% of the aggregate Offering Price of the Preferred Shares originally purchased, prior to the Company undertaking certain material actions, including the following:

•	incurrence of material debt;

•	issuance of equity securities senior or pari passu to Preferred Shares,

•	redemption or repurchases of equity securities,

•	material acquisitions, or other fundamental change transactions,

•	entering into any material transaction with a related party,

•

incurring any exploration expenses until the earlier of 8 years following the Closing Date or the time at which the parties to the Backstop Agreement no longer is a holder of greater than 30% of the aggregate Offering Price of the Preferred Shares originally purchased;

•	any alteration or change in the rights, preferences or privileges of the Preferred Stock on increase or decrease in the authorized number of shares of Preferred Stock,

•	any amendment or waiver of any provision of the Issuer’s articles of incorporation or bylaws that adversely affects the rights of the Preferred Stock, or

•	any material change in the nature of the Issuer’s business from a company engaged in the exploration, exploitation, development and production of oil and natural gas and related activities.

Conditions Precedent:	•	Completion of satisfactory title and environmental due diligence;

•	Execution and delivery of an extension of the Company’s senior debt facility on terms that are acceptable to NGPC

•	Confirmation of the absence of any material adverse change in the Company and its prospects;

•	Completion of satisfactory documentation pursuant to the Backstop Agreement containing customary representations, warranties, conditions, covenants, and indemnities; and

•	Adoption of a G&A budget by the Company that has been approved by the parties to the Backstop Agreement, and the implementation of any G&A reductions required by such G&A budget.

Risk Management	Issuer shall enter into a mutually acceptable commodity price risk management program (which program may include the execution of fixed price swaps), with a counterparty acceptable to NGPC, covering 65% of projected PDP volumes for 3 years.

Fees and Expenses:	There will be an Initial Payment in the amount of $250,000 payable upon acceptance of a binding Financial Commitment Letter. In addition, the Company will pay a Backstop Fee equal to $600,000 to NGPC on the Closing Date. The Initial Payment will be credited against the Backstop Fee due to NGPC at Closing. These fees are non-refundable. In the event that NGPC does not purchase a minimum of $15,000,000 of Preferred Shares, the Company will pay NGPC an Additional Backstop Fee of 3% of the difference between $15,000,000 and the aggregate Offering Price of Preferred Shares actually purchased. The Company will in all events reimburse NGPC for all expenses incurred in connection with this transaction. Further, whether or not NGPC makes an investment in the Company, the fees and expenses of NGPC’s counsel, including preparation of documentation and due diligence associated with a potential investment in the Company by NGPC, will be paid by the Company. NGPC’s counsel will draft the Backstop Agreement and the terms of Preferred Shares in addition to performing all legal due diligence and reviewing other documentation associated with any potential investment in the Company by NGPC. Subsequent to the Closing Date, any fees and expenses (including fees and expenses of counsel) incurred in connection with any amendments to the documentation and the enforcement or rights thereunder will be paid by the Company.

Confidentiality:	This Summary of Indicative Terms (this “Summary”) is not a commitment by NGPC to provide or arrange a financing and shall not be disclosed to any person or persons other than Management or its advisors.

Governing Law:	The transaction contemplated herein will be governed by the laws of the state of New York and the parties hereto agree that proper venue would be in Harris County, Texas. Jury trial to be waived by all parties.

March 10, 2010

GeoMet, Inc.

909 Fannin

Suite 1850

Houston, TX 77002

Attention: J. Darby Sere

CONFIDENTIAL

Subject: $20,000,000 Backstop Commitment to Purchase Convertible Preferred Stock (“Preferred Stock”)

Gentlemen:

This letter is the Confidential Payment Letter referred to in the commitment letter from NGP Capital Resources Company (“NGPC”) to GeoMet, Inc., a Delaware corporation (“GeoMet” or the “Issuer”) dated March 10, 2010 (the “Commitment Letter”), setting forth NGPC’s commitment, subject to the terms and conditions contained therein, to provide a backstop commitment (the “Backstop Commitment”) to purchase up to $20,000,000 of Preferred Stock of GeoMet in the event that GeoMet’s proposed rights offering of Preferred Stock to its current stockholders (the “Rights Offering”) is not fully subscribed by such stockholders. If not otherwise expressly defined herein, terms in this Confidential Payment Letter shall have the meanings defined in the Commitment Letter.

As an inducement to NGPC to enter into the Commitment Letter, and as a condition precedent to the effectiveness thereof, the Issuer agrees to pay to NGPC the following:

1.	an amount equal to $250,000, payable upon acceptance of the commitment letter (to be credited against the amounts payable under section 2 below);

2.	a Backstop Fee in an amount equal to $600,000, payable at the Closing;

3.	if NGPC does not purchase a minimum of $15,000,000 of Preferred Stock in the Rights Offering pursuant to its Backstop Commitment, an Additional Backstop Fee in an amount equal to 3% of the difference between $15,000,000 and the aggregate purchase price of Preferred Stock actually purchase by NGPC, payable at the Closing;

4.	all attorneys’ fees, engineering fees, consultants’ fees, other professional fees and out of pocket costs associated with the negotiation and documentation of the Backstop Commitment and the Backstop Agreement incurred by NGPC, payable at the Closing, to the extent then invoiced, and thereafter as invoiced.

The Issuer shall also pay the fees and expenses set forth in the Commitment Letter, without set-off, deduction, recoupment or counterclaim and free and clear of any and all taxes. The amount referred to in section 1 above shall be paid to NGPC in immediately available funds to an account to be specified by NGPC to you in writing. Such amounts shall be in addition to, and shall not be credited against, any and all other fees and expenses that may be described in any documentation relating to the Backstop Commitment or the Backstop Agreement (except that the amount payable under section 1 above shall be credited against the amount payable under section 2). Except as expressly set forth above, the amounts paid under this Confidential Payment Letter shall not be refundable under any circumstances.

This Confidential Payment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by NGPC and the Issuer.

The terms of this Confidential Payment Letter shall be governed by the internal laws of the State of New York. This Confidential Payment Letter may be signed in one or more counterparts and shall not be deemed

GeoMet, Inc.

March 10, 2010

to be superseded by any other letter or documentation, including any ultimate loan documentation for the Backstop Commitment, unless such other letter or documentation is executed by NGPC and the Issuer, expressly makes reference to this Confidential Payment Letter and states that this Confidential Payment Letter is superseded thereby.

If you are in agreement with the foregoing, please sign and return the enclosed counterparts of this Confidential Payment Letter to us no later than 5:00 p.m. CDT on, March 31, 2010, whereupon this Confidential Payment Letter shall become effective and shall constitute a binding agreement between NGPC and the Issuer.

Sincerely,

NGP CAPITAL RESOURCES COMPANY

By:	/s/ R. Kelly Plato
Name:	R. Kelly Plato
Title:	Senior Vice President

Accepted and agreed this 29th day
of March 2010

ISSUER:

GeoMet, Inc.

By:	/s/ J. Darby Seré
Name:	J. Darby Seré
Title:	Chief Executive Officer